SECURITIES AND EXCHANGE COMMISSION

                       Washington, D. C. 20549




                               FORM 8-K

                            CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of
                 The Securities Exchange Act of 1934


Date of Event Reported: August 2, 1995


                     PREMARK INTERNATIONAL, INC.
        (Exact name of registrant as specified in its charter)




   Delaware           1-9256               36-3461320
(State or other     (Commission           (IRS Employer
jurisdiction of     File Number)        Identification No.)
incorporation)

    1717 Deerfield Road, Deerfield, Illinois    60015
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code (708)
405-6000





Item 5.  Other Events

          On August 2, 1995, the Registrant announced that it will repurchase up to 6 million shares of its common stock, in open market or other transactions. Attached hereto is a press release by the Registrant providing additional details.


Item 7.   Financial Statements, Pro Forma Financial
          Information  and Exhibits.


          (c)  Exhibits (numbered in accordance with Item
               601 of Regulation S-K)

               (28) Press release dated August 2, 1995
                              SIGNATURES

          Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Deerfield, Illinois           PREMARK INTERNATIONAL, INC.
August 4, 1995


                              By:_________________________
                                   John M. Costigan
                                   Senior Vice President,
                                   General Counsel and
                                   Secretary

                             EXHIBIT INDEX




Exhibit No.             Description                  Page


     (28)           Press release dated August 2,       5
                    1995





               PREMARK BOARD DECLARES DIVIDEND,
              APPROVES SHARE REPURCHASE PROGRAM


   DEERFIELD, Ill., August 2, 1995 -- Premark International, Inc. announced today that its board of directors declared the company's quarterly dividend of 27 cents per share, payable on October 4, 1995, to shareholders of record on September 15, 1995.

   In other action, Premark's board authorized the purchase of up to 6 million shares of the company's stock, with volume and timing to depend on market conditions. Shares acquired will be used for general corporate needs. Purchases will be made in the open market or through other transactions and will be financed through cash flow from operations or issuance of additional debt. Approximately
63.5 million common and common equivalent shares are currently outstanding.

   "The authorization of a share repurchase reflects our board's confidence in the company's operating performance," said Warren L. Batts, Premark's chairman and chief executive officer. "We expect to continue our very solid performance in the second half of the year."

   Premark recently reported an 18 percent increase in second-quarter net income to a record $67.1 million, or $1.06 per share, from $56.9 million, or $0.86 per share, last year. For the first six months of 1995, Premark's net income increased 20 percent to a record $113.6 million, or $1.77 per share, from $94.7 million, or $1.42 per share, last year.

   Premark International, Inc., a $3.5 billion multinational company, markets premium products in more than 100 countries under leading brand names such as Tupperware, Hobart, Wilsonart, West Bend, Florida Tile, Hartco and Precor. Premark stock is listed on the New York, Pacific and London Stock Exchanges.